Filed Pursuant to Rule 433 Dated January 26, 2015 Registration Statement No. 333-200440

GENERAL ELECTRIC CAPITAL CORPORATION

GLOBAL MEDIUM-TERM NOTES, SERIES A

(Senior Unsecured Floating Rate Notes)

Investing in these notes involves risks. See “Risk Factors” in Item 1A of our Annual Report on Form 10-K for the year ended December 31, 2013 filed with the Securities and Exchange Commission and in the Prospectus and Prospectus Supplement pursuant to which these notes are issued.

Issuer:	General Electric Capital Corporation

Ranking:	Senior

Trade Date:	January 26, 2015

Settlement Date:	February 2, 2015

Maturity Date:	July 5, 2016

Principal Amount:	US $425,000,000

Price to Public (Issue Price):	100.00%

Agents Commission:	0.125%

All-in Price:	99.875%

Accrued Interest:	US $112,083.13

Net Proceeds to Issuer:	US $424,580,833.13

Interest Rate Basis (Benchmark):	LIBOR, as determined by Reuters

Index Currency:	U.S. Dollars

Spread (Plus or Minus):	Plus 0.20%

Index Maturity:	Three Months

Interest Payment Period:	Quarterly

Interest Payment Dates:	Quarterly on the 5th day of each January, April, July and October, commencing April 5, 2015 and ending on the Maturity Date

Initial Interest Rate:	To be determined two London Business Days prior to the Original Issue Date

Interest Reset Periods and Dates:	Quarterly on each Interest Payment Date

Interest Determination Date:	Quarterly, two London Business Days prior to each Interest Reset Date

Call Dates (if any):	None

Put Dates (if any):	None

Day Count Convention:	Actual/360, Modified Following Adjusted

Business Day Convention:	New York

Page 2 Filed Pursuant to Rule 433 Dated January 26, 2015 Registration Statement No. 333-200440

Denominations:	Minimum of $2,000 with increments of $1,000 thereafter

CUSIP:	36967FAC5

ISIN:	US36967FAC59

Plan of Distribution:

The Notes are being purchased by the underwriters listed below (collectively, the “Underwriters”), as principal, at 100.00% of the aggregate principal amount less an underwriting discount equal to 0.125% of the principal amount of the Notes.

Institution	Commitment
Lead Managers:

RBC Capital Markets, LLC	$400,000,000

Mischler Financial Group, Inc.	$25,000,000

Total	$425,000,000

The Issuer has agreed to indemnify the Underwriter against certain liabilities, including liabilities under the Securities Act of 1933, as amended.

CAPITALIZED TERMS USED HEREIN WHICH ARE DEFINED IN THE PROSPECTUS SUPPLEMENT SHALL HAVE THE MEANINGS ASSIGNED TO THEM IN THE PROSPECTUS SUPPLEMENT.

Reopening of Issue:

The Notes are intended to be fully fungible and be consolidated and form a single issue for all purposes with the Issuer’s issue of US $160,000,000 aggregate principal amount of Senior Unsecured Floating Rate Notes due July 5, 2016 as described in the Issuer’s pricing supplement number 6703 dated January 7, 2015.

The Issuer has filed a registration statement (including a prospectus) with the SEC for the offering to which this communication relates. Before you invest, you should read the prospectus in that registration statement and other documents the Issuer has filed with the SEC for more complete information about the Issuer and this offering. You may get these documents for free by visiting the SEC Web site at www.sec.gov. Alternatively, the Issuer or the underwriter participating in the offering will arrange to send you the prospectus if you request it by calling RBC Capital Markets, LLC at 1-866-375-6829.